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                                                                      Exhibit 5

                        [Letterhead of King & Spalding]

                                January 5, 2000


Post Properties, Inc.
Post Apartment Homes, L.P.
One Riverside
4401 Northside Parkway
Suite 800
Atlanta, Georgia 30327

         Re:  Obligations to Pay Deferred Compensation pursuant to the
              Post Properties, Inc. Amended and Restated Deferred Compensation Plan

Ladies and Gentlemen:

         We have acted as counsel for Post Properties, Inc., a Georgia corporation (the "Company"), and Post Apartment Homes, L.P., a Georgia limited partnership (the "Operating Partnership"), in connection with the registration under the Securities Act of 1933, as amended, of $10,000,000 of obligations of the Company and the Operating Partnership (the "Obligations") to pay deferred compensation pursuant to the terms of the Post Properties, Inc. Amended and Restated Deferred Compensation Plan for Directors and Executive Committee Members, effective as of January 1, 2000 (the "Plan").

         In our capacity as such counsel, we have reviewed the Plan. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies of such documents.

         This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

         Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that:

         1.   The Obligations have been duly authorized; and


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         2.   When issued in accordance with the provisions of the Plan, the
              Obligations will be valid and binding obligations of the Company or the Operating Partnership, as appropriate, enforceable against the Company or the Operating Partnership in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, and general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or law).

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company and the Operating Partnership in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by the Company and the Operating Partnership and to the references to us in such registration statement.

                               Very truly yours,



                              /s/ King & Spalding



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